United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2018

Dover Motorsports, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into Material Definitive Agreements and

Item 7.01	Regulation FD Disclosure.

The following information is furnished pursuant to Item 1.01 Entry into Material Definitive Agreements and Item 7.01 Regulation FD Disclosure.

As previously announced, we are under agreement to sell approximately 147 acres of the property on which our Nashville Superspeedway is located. Pursuant to the January 22, 2018 amendment to the purchase agreement, the purchaser has placed into escrow the total purchase price of $5,151,300. Closing under the purchase agreement is scheduled to occur in the first quarter of 2018 pending certain regulatory approvals. In connection with the purchase agreement, we also entered into an option agreement to allow the purchaser to acquire an additional approximately 87 acres at $55,000 per acre. On February 9, 2018, we amended the option agreement to extend its term and to add additional acreage to the option. The option is for three years beginning March 1, 2018 but is only operative once closing occurs under the purchase agreement for the initial 147 acres. An additional 86.45 acres were added to the option at a purchase price of $66,685 per acre and an additional approximately 50.51 acres were added at a purchase price of $35,000 per acre. The initial parcel has been surveyed at 88.03 acres and remains at $55,000 per acre. The option may only be exercised for all of the 224.99 acres at one time for a total purchase price of $12,374,418. None of the acreage extends to the land on which our superspeedway was constructed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn President and Chief Executive Officer

Dated:  February 9, 2018